Filed pursuant to Rule 433
Registration Nos. 333-158741
and 333-158741-03

Free Writing Prospectus dated September 7, 2012

USAA Auto Owner Trust 2012-1

Issuing Entity

USAA Acceptance, LLC	USAA Federal Savings Bank
Depositor	Sponsor, Seller and Servicer

The depositor has prepared a preliminary prospectus supplement dated September 7, 2012 and prospectus dated September 7, 2012 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	A1 (sf)	AA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Citigroup	RBS
Solely with respect to the Class A Notes:
Credit Suisse
Deutsche Bank Securities
Mitsubishi UFJ Securities
RBC Capital Markets

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.